Exhibit 99.1

Positive Recommendation for Use of TAVNEOS™ (avacopan) in ANCA Vasculitis Adopted by

European Medicines Agency (EMA) Committee for Medicinal Products for Human Use (CHMP)

SAN CARLOS, Calif., November 12, 2021 — ChemoCentryx, Inc., (Nasdaq: CCXI), today announced that the European Medicines Agency’s (EMA) Committee for Medicinal Products for Human Use (CHMP) adopted a positive opinion recommending marketing authorization for the Company’s TAVNEOS (avacopan), an orally administered selective complement 5a receptor inhibitor, in combination with a rituximab or cyclophosphamide regimen, indicated for the treatment of adult patients with severe, active granulomatosis with polyangiitis (GPA) or microscopic polyangiitis (MPA).

“The CHMP recommendation to authorize TAVNEOS represents a positive step toward our goal of making TAVNEOS available in key markets throughout the world,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer of ChemoCentryx. “Following the recent regulatory approvals in the U.S. and Japan, we hope that patients in Europe suffering from this debilitating and deadly disease may soon have access to TAVNEOS.”

Following the CHMP’s positive opinion, the European Commission will render an official decision as to the authorization of the use of TAVNEOS in the European Union in January 2022.

Under the terms of the Company’s Kidney Health Alliance with Vifor Pharma, Vifor Pharma has exclusive rights to commercialize TAVNEOS in countries outside of the United States. Vifor Pharma has granted Kissei Pharmaceutical Co., Ltd. an exclusive license to commercialize TAVNEOS (avacopan), in Japan, where TAVNEOS was approved for use in ANCA vasculitis patients in September. Vifor Pharma will pay ChemoCentryx royalties in the teens to the mid-twenties percent on potential ex-US net sales off one aggregate net sales line.

In the United States, TAVNEOS is indicated as an adjunctive treatment of adult patients with severe active anti-neutrophil cytoplasmic autoantibody (ANCA)-associated vasculitis (granulomatosis with polyangiitis [GPA] and microscopic polyangiitis [MPA]) in combination with standard therapy including glucocorticoids. TAVNEOS does not eliminate glucocorticoid use.

Please click here for Patient Information for TAVNEOS in the United States, including

Important Safety Information and Full Prescribing Information.

About TAVNEOSTM (avacopan)

TAVNEOS (avacopan), approved by the FDA as an adjunctive treatment of ANCA-associated vasculitis, is a first-in-class, orally-administered small molecule that employs a novel, highly targeted mode of action in complement-driven autoimmune and inflammatory diseases. While the precise mechanism in ANCA vasculitis has not been definitively established, TAVNEOS, by blocking the complement 5a receptor (C5aR) for the pro-inflammatory complement system fragment known as C5a on destructive inflammatory cells such as blood neutrophils, is presumed to arrest the ability of those cells to do damage in response to C5a activation, which is known to be the driver of ANCA vasculitis. TAVNEOS’s selective inhibition of only the C5aR is believed to leave the beneficial C5a pathway through the C5L2 receptor functioning normally.

ChemoCentryx is also developing TAVNEOS for the treatment of patients with C3 glomerulopathy (C3G), hidradenitis suppurativa (HS) and Lupus Nephritis (LN). The U.S. Food and Drug Administration granted TAVNEOS orphan drug designation for ANCA-associated vasculitis and C3G. The European Commission has granted orphan medicinal product designation for TAVNEOS for the treatment of two forms of ANCA-associated vasculitis: microscopic polyangiitis and granulomatosis with polyangiitis (formerly known as Wegener’s granulomatosis), as well as for C3G. TAVNEOS has not been approved for indications discussed as in development, and the safety and efficacy of those uses has not been established.

About ChemoCentryx

ChemoCentryx is a biopharmaceutical company commercializing and developing new medications for inflammatory and autoimmune diseases and cancer. ChemoCentryx targets the chemokine and chemoattractant systems to discover, develop and commercialize orally-administered therapies. In the United States, ChemoCentryx markets TAVNEOSTM (avacopan), the first approved orally-administered inhibitor of the complement 5a receptor as an adjunctive treatment for adult patients with severe active ANCA-associated vasculitis. TAVNEOS is also in late-stage clinical development for the treatment of severe Hidradenitis Suppurativa and C3 glomerulopathy (C3G). Additionally, ChemoCentryx has early-stage drug candidates that target chemoattractant receptors in other inflammatory and autoimmune diseases and in cancer. For more information visit www.chemocentryx.com

Forward-Looking Statements

ChemoCentryx cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential,” “continue” or “project” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements include the Company’s statements regarding the achievement of anticipated goals and milestones, whether TAVNEOS will be authorized for use in the European Union and whether TAVNEOS will be available in key markets throughout the world. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K filed with the SEC on March 1, 2021 and its other reports which are available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.chemocentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Contacts:

Susan M. Kanaya

Executive Vice President,

Chief Financial and Administrative Officer

investor@chemocentryx.com

Media:

Stephanie Tomei

408.234.1279

media@chemocentryx.com

Investors:

Burns McClellan

Lee Roth

212.213.0006

lroth@burnsmc.com